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                                                                  EXHIBIT (d)(1)



                                TENDER AGREEMENT

      THIS TENDER AGREEMENT (this "Agreement") is made and entered into as of April 29, 2002, by and between Fidelity National Information Solutions, Inc., a Delaware corporation (the "Buyer"), and the individual or entity listed on the signature page hereto (the "Stockholder").

                                    Recitals

      WHEREAS, the Stockholder is, as of the date hereof, the beneficial owner of outstanding common shares, par value $0.05 per share, of Micro General Corporation, a Delaware corporation (the "Company," and such shares, the "Common Shares"), and Common Shares subject to outstanding options, warrants or other rights;

      WHEREAS, the Buyer intends to commence an exchange offer (the "Offer") to acquire all of the outstanding Common Shares of the Company in exchange for shares of Buyer Common Stock, and subsequent to the closing of the Offer to consummate a post-closing reorganization of the Company to be accomplished upon the terms and subject to the conditions to be set forth in a Registration Statement on Form S-4 to be filed by the Buyer with the Securities and Exchange Commission;

      WHEREAS, in the Offer the Buyer will offer 0.696 shares of Buyer Common Stock for each full Common Share;

      WHEREAS, as a condition to the willingness of the Buyer to commence the Offer, the Stockholder has agreed (solely in his, her or its capacity as a stockholder of the Company) to enter into this Agreement;

      NOW, THEREFORE, in consideration of the commencement of the Offer by the Buyer and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    Agreement

      1. Certain Definitions. For purposes of this Agreement:

            "Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, ten percent (10%) or more of (i) any class of equity securities of the Company or (ii) the consolidated assets of the Company and its subsidiaries, other than the Offer.

            "Shares" shall mean: (i) all securities of the Company (including all Common Shares and all options, warrants and other rights to acquire Common Shares) owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Common Shares and all additional options, warrants and other rights to acquire Common Shares) which the Stockholder acquires during the period from the date of this Agreement through the Termination Date.
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            "Termination Date" shall mean the earliest to occur of (i) the announcement by the Buyer of the valid termination of the Offer; or (ii) the closing of the Offer.

            "Transfer" The Stockholder shall be deemed to have effected a Transfer of Shares if the Stockholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

      2. Representations and Warranties of the Stockholder. The Stockholder hereby represents, warrants and covenants to the Buyer that the Stockholder (i) the Common Shares and the options, warrants and other rights to acquire Common Shares beneficially owned by it are free and clear of any pledges, options, rights of first refusal, co-sale rights, attachments or other encumbrances; (ii) has full power and authority to make, enter into and carry out the terms of this Agreement; and (ii) the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby, will not (x) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity; or (y) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Stockholder is subject or by which the Stockholder or any of the Stockholder's property or assets is bound.

      3. Agreement to Tender Shares. The Stockholder hereby agrees that the Stockholder shall tender, or if the Stockholder holds such shares through a broker, instruct the broker to tender, his, her or its Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer, pursuant to and in accordance with the terms of the Offer Agreement, and that the Stockholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired.

      4. Transferee of Shares to be Bound by this Agreement. The Stockholder hereby agrees that, at all times during the period from the date of this Agreement until the Termination Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement; and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

      5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Shares or the acquisition of additional Common Shares or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional Common Shares or other securities or rights of the Company issued to or acquired by the Stockholder.


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      6. Certain Other Agreements. From and after the date of this Agreement until the Termination Date, the Stockholder will not, nor will the Stockholder authorize or permit any of the Stockholder's officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by the Stockholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

      7. Further Assurances. The Stockholder hereby covenants and agrees to, upon the request of the Buyer, execute and deliver any additional documents and take such further actions as may be deemed by the Buyer to be necessary or desirable to carry out the provisions of this Agreement.

      8. Legends. If so requested by the Buyer, Stockholder agrees to use its best efforts to place on the certificates representing the Shares a legend stating that they are subject to this Agreement.

      9. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate and have no further force or effect immediately upon the Termination Date; provided, however, that Sections 10 and 11 shall survive any termination of this Agreement.

      10. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses; provided, however, that if the Buyer institutes any action against the Stockholder to enforce the terms of this Agreement, the Stockholder shall pay reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by the Buyer in connection with such action, provided that the Buyer is successful in its action against the Stockholder.

      11. Miscellaneous.

            (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.


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            (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Buyer upon any such violation, the Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Buyer at law or in equity.

            (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

      If to the Buyer:        Fidelity National Information Solutions, Inc.
                              4050 Calle Real
                              Santa Barbara, California 93110
                              Attention: General Counsel
                              Facsimile: (949) 477-6819

      With copies to:         Stradling Yocca Carlson & Rauth
                              660 Newport Center Drive
                              Newport Beach, California 92660
                              Attention: C. Craig Carlson, Esq.
                              Facsimile No.: (949) 725-4100

      If to the Stockholder:  To the address for notice set forth on the signature page hereof.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. The Stockholder hereby irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement of the matters contemplated herein, agrees that process may be served upon the Stockholder in any manner authorized by the laws of the State of Delaware for such persons and waives any covenants not to assert or plead any objection which the Stockholder might otherwise have to such jurisdiction, venue and such process.

            (g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

            (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.


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            (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                           [Signature Page to Follow]


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      IN WITNESS WHEREOF, each of the Buyer and the Stockholder have caused this
Agreement to be duly executed and delivered as of the date first written above.

                           FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.




                           ----------------------------------
                           Name:
                           Title:




                           STOCKHOLDER




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                           Name:
                           Title:
                           Address:
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                                      Telephone:
                                      Facsimile No.:




                      [SIGNATURE PAGE TO TENDER AGREEMENT]


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